Exhibit 10.1

TELADOC HEALTH, INC. SENIOR LEADER SEVERANCE PLAN

The Company has adopted this Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.

SECTION	1. DEFINITIONS. As hereinafter used:

1.1         “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2         “Base Salary” means an Eligible Employee’s base salary at the rate in effect on the Severance Date (disregarding any decrease in such base salary that constitutes a Good Reason event).

1.3         “Board” means the Board of Directors of the Company.

1.4         “Cause” shall mean: (A) the willful and continued failure by an Eligible Employee to substantially perform his or her duties to the Company (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that identifies with reasonable specificity the manner in which the Company believes the Eligible Employee has not substantially performed his or her duties, which is not cured within thirty (30) days after notice of such failure has been given to the Eligible Employee by the Company; (B) the willful engaging by an Eligible Employee in misconduct (including any conduct that is in violation of the written employee workplace policies of the Company) that is materially injurious to the Company, monetarily, in reputation or otherwise, including any conduct that is in violation of the written employee workplace policies of the Company; or (C) an Eligible Employee’s commission of any felony, or any crime involving dishonesty in respect of the business or affairs of the Company or any of its subsidiaries. No act, or failure to act, on an Eligible Employee’s part shall be considered “willful” unless done, or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

1.5         “Change in Control” shall mean (i) any transaction or series of related transactions resulting in the consummation of merger, combination, consolidation or other reorganization of the Company with or into any third party, other than any such merger, combination, consolidation or reorganization following which the holders of capital stock of the Company immediately prior to such merger, combination, consolidation or reorganization continue to hold, solely in respect of their interests in the Company’s capital stock immediately prior to such merger, combination, consolidation or reorganization, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company or the surviving or acquiring entity; (ii) any transaction or series of related transactions resulting in the consummation of the sale, lease, exclusive or irrevocable licensing or other transfer of all or substantially all of the assets of the Company to a third party, other than any such sale, lease, exclusive or irrevocable licensing or transfer following which the holders of capital stock of the Company immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer continue to hold, solely in respect of their interests in the Company’s capital stock immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the acquiring entity; or (iii) any transaction or series of related transactions resulting in the transfer or issuance, whether by merger, combination, consolidation or otherwise, of Company securities to a person or group if, after such transfer or issuance, such person or group would hold fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company; provided that, with respect to any payments or benefits payable to an Eligible Employee pursuant to this Plan that may be considered deferred compensation under Section 409A of the Code (“Section 409A”), the transaction or event described in clause (i), (ii) or (iii) shall only constitute a Change in Control for purposes of this Plan if such transaction or event also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.6         “CIC Qualifying Termination” means (i) a termination by an Eligible Employee of the Eligible Employee’s employment with the Company for Good Reason or (ii) a termination by the Company of an Eligible Employee’s employment with the Company other than for death, Disability or Cause, in either case, that occurs on or within twelve (12) months following a Change in Control.

1.7         “Code” means the Internal Revenue Code of 1986, as amended.

1.8         “Committee” means the Compensation Committee of the Board.

1.9         “Company” means Teladoc Health, Inc. and any successors thereto and, where the context requires, its subsidiaries.

1.10       “Disability” means a physical or mental condition entitling an Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.11       “Effective Date” shall mean May 1, 2020.

1.12       “Eligible Employee” means any full-time employee of the Company or any Affiliate at the employment level of twelve (12) or above, as designated by the Company’s Human Resources department, who is not otherwise entitled to any severance pay or benefits or prior notice of employment termination (or pay in lieu of such prior notice) under any binding contract or agreement with the Company or its Affiliate (except as otherwise expressly provided therein).

1.13       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14       “Good Reason” means the occurrence of any of the following events without an Eligible Employee’s written consent: (a) a reduction by the Company or its successor in an Eligible Employee’s annual base salary; (b) a material reduction in an Eligible Employee’s overall responsibilities or authority, or scope of duties below those existing immediately prior to such reduction; or (c) a change in the geographic location of an Eligible Employee’s principal place of employment to any location more than thirty-five (35) miles from the Eligible Employee’s principal place of employment immediately prior to such change, provided that the Eligible Employee must deliver written notice to the Company setting forth with specificity any circumstance he or she believes in good faith constitutes Good Reason within ninety (90) days after initial occurrence of such circumstance or be foreclosed from raising such circumstance thereafter. The Company shall have an opportunity to cure any claimed event of Good Reason (if capable of cure) within thirty (30) days of notice from the Eligible Employee before the Eligible Employee may terminate for Good Reason. Any voluntary termination for “Good Reason” following such 30-day cure period must occur no later than the date that is 30 days following the expiration of the Company’s cure period.

1.15       “Non-CIC Qualifying Termination” means (i) a termination by an Eligible Employee of the Eligible Employee’s employment with the Company for Good Reason or (ii) a termination by the Company of an Eligible Employee’s employment with the Company due to the elimination by the Company of the Eligible Employee’s job position (and excluding, for the avoidance of doubt, a termination by the Company of an Eligible Employee’s employment with the Company due to death or Disability or for Cause), in any case, that does not occur on or within twelve (12) months following a Change in Control.

1.16       “Plan” means the Teladoc Health, Inc. Senior Leader Severance Plan, as set forth herein, as it may be amended from time to time.

1.17       “Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.18       “Qualifying Termination” means either (i) a CIC Qualifying Termination or (ii) a Non-CIC Qualifying Termination.

1.19       “Severance Date” means the date on which an Eligible Employee’s Qualifying Termination is effective.

1.20       “Standard Severance Period” means the number of weeks following the Severance Date equal to the sum of (i) sixteen (16) weeks plus (ii) two (2) additional weeks for each completed year of service with the Company and its subsidiaries, provided that the Standard Severance Period shall not be greater than twenty-six (26) weeks.

SECTION	2. SEVERANCE BENEFITS

2.1         Severance Upon a CIC Qualifying Termination. Subject to the terms of the Plan, if an Eligible Employee experiences a CIC Qualifying Termination, the Eligible Employee shall be entitled to receive the following payments and benefits:

(a)    The Company shall continue paying the Eligible Employee’s Base Salary for a period of six (6) months following the Severance Date in accordance with the Company’s ordinary payroll practices;

(b)    The Company shall pay the Eligible Employee a cash amount equal to fifty percent (50%) of the Eligible Employee’s target annual bonus for the year in which the Severance Date occurs (disregarding any decrease in the Eligible Employee’s target annual bonus that provides a basis for Good Reason), payable in a lump sum within seventy-three (73) days following the Severance Date in accordance with the Company’s ordinary payroll practices;

(c)    The Company will pay the Eligible Employee any earned and unpaid annual bonus for the calendar year immediately prior to the year in which the Severance Date occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company employees generally but in no event later than June 30 of the year in which the Severance Date occurs;

(d)    If the Eligible Employee timely elects continued coverage pursuant to COBRA for the Eligible Employee and the Eligible Employee’s covered dependents under the Company’s group health (medical, dental or vision) plans following such CIC Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue the Eligible Employee’s and his or her covered dependents’ health insurance coverage in effect on the Severance Date until the earliest of (x) six (6) months following the Severance Date (the “CIC COBRA Severance Period”), (y) the date when the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment and (z) the date the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Severance Date through the earlier of (x)-(z), the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Eligible Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2.1(d), the Company shall pay the Eligible Employee on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to the Eligible Employee’s payment of COBRA premiums; and

(e) All unvested equity or equity-based awards granted to the Eligible Employee under any equity compensation plans of the Company that have not vested as of the Severance Date shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied.

2.2         Severance Upon a Non-CIC Qualifying Termination. Subject to the terms of the Plan, if an Eligible Employee experiences a Non-CIC Qualifying Termination, the Eligible Employee shall be entitled to receive the following payments and benefits:

(a)    The Company shall continue paying the Eligible Employee’s Base Salary during the Standard Severance Period in accordance with the Company’s ordinary payroll practices;

(b)    The Company will pay the Eligible Employee any earned and unpaid annual bonus for the calendar year immediately prior to the year in which the Severance Date occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company employees generally but in no event later than June 30 of the year in which the Severance Date occurs; and

(c)    If the Eligible Employee timely elects continued coverage pursuant to COBRA for the Eligible Employee and the Eligible Employee’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Non-CIC Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue the Eligible Employee’s and his or her covered dependents’ health insurance coverage in effect on the Severance Date until the earliest of (x) the last day of the Standard Severance Period, (y) the date when the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment and (z) the date the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Severance Date through the earlier of (x)-(z), the “Standard COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Eligible Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2.2(c), the Company shall pay the Eligible Employee on the last day of each remaining month of the Standard COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium that the Eligible Employee would be required to pay to continue the Eligible Employee’s and the Eligible Employee’s covered dependent’s group health coverage in effect on the Separation Date for such month, subject to applicable tax withholding, such payment to be made without regard to the Eligible Employee’s payment of COBRA premiums.

2.3         Release. As a condition to an Eligible Employee’s receipt of any amounts set forth in Section 2.1 or Section 2.2, the Eligible Employee shall, within the 60-day period following the Severance Date, deliver (without revoking) prior to receipt of such severance benefits, an effective, release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a customary form reasonably acceptable to the Company or its successor. The form of the release will be provided to the Eligible Employee not later than five (5) days following the Severance Date.

2.4         Accrued Rights. Upon termination of an Eligible Employee’s employment with the Company for any reason, the Eligible Employee will be entitled to receive payment of any earned but unpaid Base Salary and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Company’s policies, under the Company’s employee benefit plans, programs or arrangements to which the Eligible Employee is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law.

SECTION	3. PLAN ADMINISTRATION.

3.1         The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2         The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3         The Plan Administrator is empowered to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION	4. PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the one year period following a Change in Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee. For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee to no longer be designated as an Eligible Employee or to decrease the benefits under the Plan for which an Eligible Employee is eligible, and (b) any amendment to this Section 4 following the occurrence of a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION	5. GENERAL PROVISIONS.

5.1         Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2         If the Company or any subsidiary thereof is obligated by law to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced (including to zero) by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. For the avoidance of doubt, the severance pay hereunder shall not be duplicative of severance pay, termination indemnity, notice pay, compensation received during any Notice Period or the like, as applicable, payable under applicable law.

5.3         Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted. Nothing in this Plan will prevent or limit an Eligible Employee’s continuing or future participation in any plan, contract, agreement, practice, policy or program provided by the Company or any Affiliate thereof for which the Eligible Employee may qualify (an “Other Arrangement”), nor will anything in this Plan limit or otherwise affect any rights the Eligible Employee may have under any Other Arrangement with the Company or any Affiliate thereof, provided that the benefits received under this Plan and an Other Arrangement shall not be duplicative.

5.4         If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5         This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

5.6         The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7         The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.8         Any notice or other communication required or permitted pursuant to the terms hereof shall be provided in writing and shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9         This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

5.10       The Company and any of its Affiliates may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

5.11       The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

5.12       The provisions of the Plan shall apply to Eligible Employees outside the United States, provided, however, that the Plan Administrator may make such changes to the terms of the Plan (A) to the extent necessary to comply with applicable local law and (B) to reduce the amounts payable hereunder to the extent of any statutory or other severance due to the Eligible Employee in the applicable jurisdiction.

5.13       Section 409A.

(a)    The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Plan Administrator determines that any amounts payable hereunder will be immediately taxable to any Eligible Employee under Section 409A, the Plan Administrator may (without any obligation to do so or to indemnify the Eligible Employee for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

(b)    Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan upon an Eligible Employee’s termination of employment shall be payable only upon the Eligible Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following the Eligible Employee’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to an Eligible Employee during the 60 day period immediately following the Eligible Employee’s Separation from Service but for the preceding sentence shall be paid to the Eligible Employee on the First Payment Date and the remaining payments shall be made as provided in this Plan.

(c)    Notwithstanding any provision of this Plan to the contrary, if an Eligible Employee is deemed by the Company at the time of the Eligible Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Eligible Employee is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Eligible Employee’s benefits will not be provided to the Eligible Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service or (ii) the date of the Eligible Employee’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to an Eligible Employee (or the Eligible Employee’s estate), and any remaining payments due to the Eligible Employee under this Plan will be paid as otherwise provided herein.

(d)    An Eligible Employee’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

5.14     Section 280G

(a)    Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of an Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan (all such payments and benefits, including the payments and benefits under Section 2.1 or Section 2.2 of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection (b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, and (iii) reduction of any payments or benefits otherwise payable to the Eligible Employee on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii) and (iii), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)    All determinations regarding the application of this Section 5.13 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)    In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 5.13, the excess amount shall be returned promptly by the Eligible Employee to the Company.